EXHIBIT 99.1

BOSTON COMMUNICATIONS GROUP REPORTS

FIRST QUARTER 2004 RESULTS

Woburn, MA – April 20, 2004 - Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that its consolidated GAAP net income for the first quarter ended March 31, 2004 totaled $4.1 million, or $0.22 per share. This net income represented a 24% increase over net income of $3.3 million, or $0.18 per share, for the first quarter of 2003. Net income was ahead of the Company’s guidance provided on February 3, 2004 and as expected, reflected a slight decrease from the fourth quarter 2003 earnings, principally due to expenses associated with the support of a tier-one carrier’s market expansion of its prepaid offering and the investment in bcgi Mobile Guardian. Total revenues for the first quarter increased 23% to $27.2 million from $22.1 million in the first quarter of 2003 and increased by $1.7 million, or 7%, sequentially from the fourth quarter of 2003.

“We generated free cash flow of $4.0 million during the quarter, bringing our cash and investments balance to $70.5 million and increasing our working capital by $6.0 million,” commented E. Y. Snowden, president and CEO. “Our solid operating results reflect the success of our solutions in the marketplace and our ability to prudently manage costs while investing in initiatives we expect will drive our long-term growth and diversification goals. During the first quarter, we achieved significant milestones toward delivering on our long-term strategy:

1)	As we previously announced, we signed a multi-year contract to provide Prepaid Wireless Services to support a tier-one carrier’s market expansion of its youth-oriented pay-as-you-go offering. The offering is currently available in several major markets and is very key to both our short-term and long-term diversification strategies.

2)	We introduced bcgi Mobile Guardian, a first-of-its-kind solution that provides unique, Web-based tools for use by parents and employers seeking to better manage the wireless usage by their children or employees. For the first time, people administering multiple wireless accounts will have the power to easily customize parameters controlling how much each phone can be used in a given time period, who can call the phone and whom can be called from the phone. The significant interest we have received from existing and prospective tier 1 carrier customers makes us very optimistic about the opportunities that this solution provides and we expect that it will further diversify our product and customer base.

3)	Our bcgi Voyager Billing and Customer Care solution achieved several new contract wins during the first quarter, resulting in the displacement of incumbent vendors and subscriber growth for this product. The increasing traction in regional markets and our proven ability to cross-sell Voyager with other bcgi solutions demonstrates the value of our Infotech Solutions acquisition and its successful integration with our highly complementary solution set.

These achievements reflect the accomplishments we have made by leveraging our core competencies, know-how, and infrastructure to offer a compelling suite of solutions that can further the growth and profitability of wireless carriers. As we go forward, we will continue to invest wisely in our business to support new initiatives and pursue diversification opportunities that will benefit our carrier customers and shareholders.”

Billing and Transaction Processing Services Drives Revenue Growth

The increase in GAAP earnings for the three-month period was principally driven by record Billing and Transaction Processing Services (BTPS) revenues, which include bcgi Prepaid Wireless, bcgi Voyager Billing and Customer Care, and bcgi Payment Services businesses. BTPS revenues were $26.6 million in the first quarter of 2004, which represents a 26% increase over the first quarter of 2003 and an 8% increase over the fourth quarter of 2003. Gross margins on BTPS revenues improved to 78%, compared to 76% in the first quarter of 2003 and remained consistent with the fourth quarter of 2003. The increase in gross margins compared to the 2003 first quarter was driven by higher revenues and the Company’s ongoing success in leveraging and managing resources. Total prepaid wireless subscribers increased 265,000 sequentially to 4.06 million at March 31, 2004 and were 21% higher than March 31, 2003. Total average billed minutes of use per subscriber per month increased during the quarter to 116 minutes per month per subscriber, which represents a 5% increase over the fourth quarter of 2003 and a 9% increase over the first quarter of 2003.

Outlook

We anticipate our GAAP earnings will approximate $0.23 to $0.25 per share for the second quarter of 2004, including approximately $0.03 per share in estimated legal costs, primarily to defend the Freedom Wireless lawsuit.

Conference Call

The Company will be holding a conference call and Webcast at 5:00PM on Tuesday, April 20th, 2004 to discuss results for the period ended March 31, 2004 and management’s outlook. The Company’s President and CEO, E.Y. Snowden, and Chief Financial Officer, Karen A. Walker, will host the call. Parties interested in listening to the call should dial 1-800-423-5972 at least 10 minutes prior to the start of the call. For those unable to participate at the designated time, a replay will be available for one week following the call via telephone at 1-800-642-1687 (conf id 6656247) and for one year on the web at www.bcgi.net.

ABOUT THE COMPANY

Boston Communications Group, Inc. (NASDAQ: BCGI), an S&P Small Cap 600 Index company and Russell 2000 Index company, is a leader in transaction processing solutions for real-time wireless subscriber management, payment services, billing and customer care. Through these solutions, bcgi delivers prepaid and postpaid billing, wireless account recharge and mobile commerce. Founded in 1988, bcgi provides solutions to wireless operators worldwide through a combination of its industry-leading, proprietary software applications, world-class infrastructure and data centers, expertise in telecommunications platform integration, and flexible implementation models. Please visit the bcgi Web site at http://www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties including statements regarding earnings per share estimates and estimates of future legal expenses. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward looking statements are the loss of a customer or certain of their markets, specifically, Verizon Wireless and Cingular Wireless who represented 48% and 22%, respectively, of the Company’s consolidated revenues for the three months ended March 31, 2004, or greater than expected pricing reductions from major carrier customers, network outages that can cause reductions in revenue due to penalty clauses contained in certain of our carrier customer contracts, an unfavorable judgment in the Freedom Wireless suit which could result in substantial damages and could significantly restrict bcgi’s ability to conduct business, the ability to market and sell new solutions to wireless carriers, as well as the others factors that may affect future operating results detailed in bcgi’s annual report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Contact Information:

Email inquiries - investor_relations@bcgi.net

FRB | Weber Shandwick:

Alison Ziegler, General Inquiries (212) 445-8432

Peter Seltzberg, Investor Inquiries (212) 445-8457

BOSTON COMMUNICATIONS GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	3/31/04	3/31/03
	(Unaudited)
Revenues:
Billing and transaction processing services	$26,556	$21,074
Prepaid systems	689	1,056

	27,245	22,130
Expenses:
Cost of billing and transaction processing services revenues	5,865	4,990
Cost of prepaid systems revenues	513	567

Total cost of revenues	6,378	5,557

Gross margin	20,867	16,573
Engineering, research and development	3,796	2,869
Sales and marketing	1,872	1,567
General and administrative	2,086	1,885
General and administrative – legal expense (1)	1,150	915
Depreciation and amortization	5,469	4,392

Total operating expenses	14,373	11,628
Operating income from continuing operations	6,494	4,945
Interest income	312	336

Income from continuing operations before income taxes	6,806	5,281
Provision for income taxes	2,722	2,007

Income from continuing operations	4,084	3,274

Discontinued operations (2):
Income/(loss) from discontinued operations, net of income taxes	(11)	14

Net income	$4,073	$3,288

Basic Net Income Per Share:
Continuing operations	$.22	$.19

Net income	$.22	$.19

Weighted average common shares outstanding	18,277	17,479

Diluted Net Income Per Share:
Continuing operations	$.22	$.18

Net income	$.22	$.18

Weighted average common shares outstanding	18,720	18,340

Notes to Condensed Consolidated Statements of Operations:

(1)	General and administrative – legal expenses consists primarily of legal fees to defend the patent infringement suit brought by Freedom Wireless.
(2)	Our Roaming Service business was discontinued in the quarter ended March 31, 2004. 2003 amounts have been restated to reflect Roaming Services as discontinued operations.

SEGMENT INFORMATION

($ in thousands)

(Unaudited)	Billing and Transaction Processing Services	Prepaid Systems	Total
Quarter ended March 31,
2004
Revenues	$26,556	$689	$27,245

Gross margin	20,691	176	20,867

Gross margin percentage	78%	26%	77%

2003
Revenues	$21,074	$1,056	$22,130

Gross margin	16,084	489	16,573

Gross margin percentage	76%	46%	75%

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(unaudited in thousands)

	March 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash and short-term investments	$70,512	$66,513
Accounts receivable, net of allowance for billing adjustments and doubtful accounts of $897 in 2004 and $878 in 2003	19,394	18,386
Prepaid expenses and other assets	3,448	2,800
Deferred income taxes	1,260	1,260

Total current assets	94,614	88,959

Property and equipment, net	57,507	58,638

Goodwill and other assets	6,957	6,994

Total assets	$159,078	$154,591

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$18,442	$18,755

Total current liabilities	18,442	18,755

Non-current liabilities:
Accrued pension liability	832	632
Deferred income taxes	7,003	7,003

Total non-current liabilities	7,835	7,635

Shareholders’ equity:
Common stock and additional paid-in capital	111,498	110,971
Retained earnings	21,303	17,230

Total shareholders’ equity	132,801	128,201

Total liabilities and shareholders’ equity	$159,078	$154,591

# # #